As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NTN Buzztime, Inc.

(Exact name of registrant as specified in its charter)

Delaware	31-1103425
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1800 Aston Avenue, Suite 100, Carlsbad, California 92008

(Address of Principal Executive Offices)

2019 Performance Incentive Plan

(Full title of the plan)

Ram Krishnan

Chief Executive Officer

NTN Buzztime, Inc.

1800 Aston Avenue, Suite 100

Carlsbad, California 92008

(Name and address of agent for service)

(760) 438-7400

(Telephone number, including area code, of agent for service)

Copies to:

Edwin Astudillo, Esq.

Breakwater Law Group, LLP

415 S. Cedros, Suite 260

Solana Beach, California 92075

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.005	240,000 shares	$3.30	$792,000	$96

(1)	Pursuant to Rule 416, this registration statement also covers additional shares of common stock that may become issuable under the NTN Buzztime, Inc. 2019 Performance Incentive Plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	The price of $3.30 per share, which is the average of the high and low prices of the common stock as reported on the NYSE American on June 13, 2019, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are to be issued in connection with equity awards that have not been granted and therefore are without a fixed price.

The Registration Statement shall become effective automatically upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.*

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.*

* As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement. The document(s) containing the information required by “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to participants in the plan subject to this registration statement as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such document(s) are not filed with the Commission pursuant to Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the Commission by the registrant are incorporated by reference in this registration statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 including all material incorporated by reference therein, which includes the portions of the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 26, 2019, as amended by Amendment No. 1 to the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on May 9, 2019 and by Amendment No. 2 to the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on May 21, 2019, incorporated by reference into Part III of such annual report;

(b) The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(c) The registrant’s Current Report on Form 8-K filed with the Commission on March 20, 2019 other than any information set forth therein that was not filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not to be incorporated by reference into any filing of the registrant under the Securities Act or the Exchange Act; and

(d) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A, registering the registrant’s common stock under the Exchange Act filed with the Commission on October 14, 1992, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered under this registration statement have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (DGCL) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated certificate of incorporation provides that the registrant shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant, partnership, joint venture, trust or other enterprise. To the full extent permitted by law, the indemnification provided by the registrant’s amended and restated certificate of incorporation shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding. The registrant’s amended and restated certificate of incorporation further provides that, to the extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s bylaws, as amended, provides that each person who was or is made a party to or is threatened to be made a party to, witness or other participant in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, the registrant shall not indemnify any such person in connection with a proceeding (i) initiated by such person against the registrant or any director or officer of the registrant unless the registrant has joined in or consented to the initiation of such proceeding or (ii) made on account of such person’s conduct which constitutes a breach of such person’s duty of loyalty to the registrant or its stockholders, or is an act or omission not in good faith which involves intentional misconduct or a knowing violation of the law.

The registrant also maintain a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of its amended and restated certificate of incorporation or bylaws.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by its amended and restated certificate of incorporation or bylaws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibit No.	Document Description	Incorporated By Reference From the Document Indicated Previously Filed by the Registrant or Filed Herewith
4.1(a)	Restated Certificate of Incorporation	Exhibit to Form 10-Q filed on August 14, 2013
4.1(b)	Certificate of Amendment to the Restated Certificate of Incorporation (reverse/forward split).	Exhibit to Form 8-K filed on June 17, 2016
4.1(c)	Certificate of Decrease of the Series A Convertible Preferred Stock.	Exhibit to Form 8-K filed on April 12, 2017
4.1(d)	Certificate of Amendment to the Restated Certificate of Incorporation (decrease in authorized capital stock).	Exhibit to Form 8-K filed on June 9, 2017
4.2	Bylaws, as amended	Exhibit to Form 8-K filed on December 7, 2018.
4.3	Form of Certificate of Common Stock	Exhibit to Form 8-K filed on June 17, 2016
5.1	Opinion of Breakwater Law Group, LLP	Filed herewith.
23.1	Consent of Squar Milner, LLP	Filed herewith.
23.2	Consent of Breakwater Law Group, LLP	Contained in Exhibit 5.1.
24.1	Power of Attorney	Set forth on the signature page of this registration statement.
99.1	NTN Buzztime, Inc. 2019 Performance Incentive Plan	Exhibit to the registrant’s definitive proxy statement on Schedule 14A filed on April 26, 2019
99.2	Form of Incentive Stock Option Agreement	Filed herewith.
99.3	Form of Nonstatutory Stock Option Agreement	Filed herewith.
99.4	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors	Filed herewith.
99.5	Form of Restricted Stock Unit Agreement	Filed herewith
99.6	Form of Restricted Stock Agreement	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, However, that subsections (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on this 14th day of June, 2019.

NTN Buzztime, Inc.

By:	/s/ Ram Krishnan
Ram Krishnan
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of NTN Buzztime, Inc., hereby severally constitute and appoint Ram Krishnan, Chief Executive Officer, and Allen Wolff, Chief Financial Officer and Executive Vice President, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-8 filed with the Commission, and any and all amendments to such registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of the registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title(s)	Date

/s/ RAM KRISHNAN	Chief Executive Officer (Principal Executive Officer) and	June 14, 2019
Ram Krishnan	Director

/s/ ALLEN WOLFF	Chief Financial Officer and Executive Vice President (Principal	June 14, 2019
Allen Wolff	Financial Officer)

/s/ SANDRA GURROLA	Vice President of Finance (Principal Accounting Officer) and	June 14, 2019
Sandra Gurrola	Secretary

/s/ JEFF BERG	Director and Chairman of the Board	June 14, 2019
Jeff Berg

/s/ STEVE MITGANG	Director	June 14, 2019
Steve Mitgang

/s/ PAUL YANOVER	Director	June 14, 2019
Paul Yanover

/s/ GREGG THOMAS	Director	June 14, 2019
Gregg Thomas

/s/ RICHARD SIMTOB	Director	June 14, 2019
Richard Simtob